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Exhibit 11.1

                                OAKLEY, INC.

                  COMPUTATION OF EARNINGS PER COMMON SHARE
                 (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                 Three Months Ended
                                                 September 30, 1996
                                                 ------------------
Common Shares and common share equivalents:

Number of shares outstanding at beginning of period          71,401

Weighted average common shares issued
 from the exercise of stock options                               6

Shares issuable upon the exercise of common stock
 options net of shares assumed to be repurchased
 from proceeds obtained therefrom                               539
                                                 ------------------

Weighted average common and common
 equivalent shares at end of period                          71,946
                                                 ------------------
                                                 ------------------

Net income for primary net income per share      $           15,653

Primary net income per common
 and common equivalent shares                    $             0.22
                                                 ------------------
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On September 11, 1996, the Company declared a two-for-one stock split to be effected in the form of a one-share dividend per share of its common stock. The new shares were distributed on October 10, 1996 to shareholders of record at the close of business at September 25, 1996. All share and per share amounts have been restated retroactively to reflect the stock split.